Exhibit 5.1

[●], 2023

Abivax S.A.

7-11 boulevard Haussmann

75009 Paris

France

Ladies and Gentlemen:

We are acting as special French counsel to Abivax S.A., a société anonyme organized under the law of France (the “Company”), in connection with the offering and sale by the Company of (i) up to [●] ordinary shares of the Company, which may be delivered in the form of American Depositary Shares (the “ADSs” ), with a par value of €0.01 per ordinary share (the “New Shares”), and (ii) up to [●] ordinary shares of the Company (which may be delivered in the form of ADSs) (the “Option Shares”, together with the New Shares, the “Offered Shares”), to the several underwriters (the “Underwriters”) pursuant to the Underwriting Agreement and the Registration Statement (as these terms are defined below).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(a)

the registration statement on Form F-1, as amended (Registration No 333-[●]), with respect to the Offered Shares filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended, including information deemed to be a part of such registration statement at the time of effectiveness pursuant to Rule 430A promulgated under the Securities Act, being hereinafter referred to as the “Registration Statement”);

(b)	the terms and conditions of an underwriting agreement proposed to be entered into by and among the Company, Morgan Stanley & Co. LLC and Leerink Partners LLC (the “Underwriting Agreement”);

(c)

the terms and conditions of a deposit agreement proposed to be entered into by and among the Company, Citibank, N.A., as depositary (the “Depositary”) and all Holders and Beneficial Owners of ADSs issued thereunder (the “Deposit Agreement” and, together with the Underwriting Agreement, the “Transaction Documents”);

(d)	an Extrait K-bis of the Company delivered by the clerk of the Commercial Court of Paris, dated [●], 2023 (the “K-Bis”);

(e)	a Certificat en matière de procédures collectives for the Company delivered by the clerk of the Commercial Court of Paris, dated [●], 2023 (the “Good Standing Certificate”);

(f)

an Etat de Privilèges et des Nantissements (Security report (Preferential rights and Pledges) issued by the Greffe du Tribunal de Commerce (Registrar of the Commercial Court) of Paris in respect of the Company dated [●], 2023;

(g)	a certified copy of the By-laws (statuts) of the Company updated as of [●], 2023 (the “By-laws”);

(h)

the minutes of the resolutions of the shareholders’ meeting of the Company dated June 5, 2023 (the “Shareholders’ Resolutions”) authorizing the issuance of the Offered Shares under resolutions no. 15; and

(i)	the minutes of the decisions of the board of directors of the Company dated [●], 2023 deciding on the start of the roadshow.

(hereinafter referred to as the “Examined Documents”).

As to the facts upon which this opinion is based, we have relied, with your consent, upon the foregoing and upon certificates of public officials and certificates and written statements (including the representations and warranties made in the Transaction Documents) of officers, management board members, members of the board of directors, employees and representatives of, and accountants and auditors for, the Company, and the due performance by the parties of their respective obligations set forth in the Transaction Documents, and we have assumed, in this regard, the truthfulness of such representations. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed that (i) all natural persons who are signatories to the Transaction Documents have the legal capacity and competence to enter into and perform their respective obligations under the Transaction Documents; (ii) each of the parties to the Transaction Documents (other than the Company) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (iii) each of the parties to the Transaction Documents (other than the Company) has the requisite power and authority and has taken the legal action necessary to enter into and perform all of its respective obligations thereunder and to consummate the transactions contemplated thereby; (iv) the Transaction Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Company); (v) that the Company’s board meetings and shareholders’ meeting were and will be duly convened and held, the required quorum were and will be, in each event, duly satisfied, and the directors were duly appointed and were and will be validly exercising their term of office; (vi) the Company will issue and deliver the Offered Shares in the manner contemplated in the Underwriting Agreement and the issue of the Offered Shares, as a result of the offering will remain within the limits of the then authorized but unissued amounts of ordinary shares in the resolutions of the extraordinary shareholders’ meeting and the Board; (vii) the offering restrictions contained in the Underwriting Agreement and the Registration Statement have been and will be complied with; (viii) the Underwriting Agreement constitutes a valid, binding and enforceable obligation of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed; (ix) all required authorizations of any kind (including corporate, legal, regulatory, governmental, contractual, etc.), other than with respect to the Company, have been validly and unconditionally obtained by any appropriate means by each signatory, and were valid under the laws that govern its legal existence; (x) that the execution of the Transaction Documents by the Company and the performance of its obligations thereunder was serving their corporate interests (conforme à son intérêt social); and (xi) that no decision, proceedings, filing or request relating to any proceedings set out in Book VI of the French Commercial code (Livre VI du Code de commerce) has been taken, initiated or filed against the Company between the date of the Examined Documents and this opinion.

We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the Examined Documents or any other documents or instruments used by us to form the basis of the opinion expressed below and that such documents are in full force and effect at all times at which the Offered Shares are issued offered or sold by the Company.

This opinion is rendered by us as lawyers before the Paris Appeal Court and is furnished to you in connection with the legal matters enumerated below, speaks only as of the date hereof and is limited to the laws of France as in effect on the date hereof as currently construed by the French Conseil Constitutionnel, Cour de Cassation and Conseil d’Etat in their decisions as published in major legal journals. We do not express any opinion as to any laws other than French laws as in effect on the date hereof. We express no opinion as to matters of facts. We did not establish or verify the accuracy of facts or the reasonableness of any statement or intention contained in the Examined Documents, or verify that no substantial fact or contractual stipulation has been omitted from the Examined Documents. We express no opinion as to tax matters. We have not undertaken to advise you of any subsequent changes in French law, in the legal status of the Company or any other fact, which hereafter may come to our attention and would be likely to affect the matters evoked herein.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions, limitations and qualifications set forth in this letter, we are of the opinion that the Offered Shares, when issued by the Company in accordance with the Shareholders’ Resolutions and the decisions of the Board, pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company and issuance of the depositary certificates (certificats du dépositaire) in respect of each of the Offered Shares, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following qualifications:

(i)

This opinion is subject to the effect of any laws or regulations relating to bankruptcy, insolvency, moratorium, ad hoc mandate (mandat ad hoc), conciliation, accelerated judicial safeguard (procédure de sauvegarde accélérée), judicial recovery proceedings (redressement judiciaire) or judicial liquidation proceedings (liquidation judiciaire), winding-up, or any other analogous proceedings or circumstances and, as a general rule, subject to the effect of any laws or regulations amending and/or protecting the creditors’ rights. In particular, we do not express any opinion herein as to the enforceability and effectiveness of rights, obligations or recourses of any party to the Examined Documents in the event where one of the proceedings set out in Book VI of the French Commercial code (Livre VI du Code de commerce) would be initiated, or any other similar proceedings would be initiated in a foreign jurisdiction.

(ii)

It should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the K-bis or the Good Standing Certificate, which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

(xii)

This opinion is subject to French courts’ sovereign powers of interpretation of agreements (to find out the original intention of the parties when it has not been clearly stated) and appreciation of facts.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement.

It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Dechert (Paris) LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is governed by French law and must be construed in accordance with French law.

Very truly yours,

Dechert (Paris) LLP

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